                                                      EXHIBIT 21
                                                      ----------
                        FRANKLIN ELECTRIC CO., INC.

                       SUBSIDIARIES OF THE REGISTRANT
                                ____________

                                                            Percent of
                                       State or country       voting
                                       of incorporation     stock owned
Subsidiaries consolidated:             ----------------     -----------

  Advanced Polymer Technology, Inc.         Michigan            100

  EBW, Inc.                                 Michigan            100

  FE Petro, Inc.                            Indiana             100

  Franklin Electric International, Inc.     Delaware            100

  Franklin Electric Subsidiaries, Inc.
    [inactive]                              Indiana             100

  Franklin Electric Foreign Sales
    Corporation                             U.S. Virgin Islands 100

  Franklin Electric B.V.                    Netherlands         100

  Franklin Electric Europa, GmbH            Germany             100

  Franklin Electric spol s.r.o.             Czech Republic      100

  Franklin Electric (Australia) Pty. Ltd.   Australia           100

  Franklin Electric (South Africa)
    Pty. Limited                            South Africa        100

  Franklin Electric (Suzhou) Co., Ltd.      China               100

  Motores Franklin S.A. de C.V.             Mexico              100

  Motori Sommersi Riawolgibili S.r.l.       Italy                75